Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2012, in Amendment No.1 to the Registration Statement (Form S-4 No. 333-182411) and related Prospectus of CNH Capital LLC for the registration of $500,000,000 of 6.250% Notes due 2016.

/s/ ERNST & YOUNG LLP

Milwaukee, Wisconsin

August 27, 2012